UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Empery Digital Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

2512 W Pecan St, Unit 230
001-40867	Pflugerville, TX 78660	84-4882689
(Commission File Number)	(Address of Principal Executive Offices)	(IRS Employer Identification No.)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered:	Name of Each Exchange on Which Each Class is to be Registered:
Preferred Stock Purchase Rights	NASDAQ

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

EXPLANATORY NOTE

This Form 8-A/A is filed by Empery Digital Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on February 3, 2026.

Item 1. Description of the Registrant’s Securities to Be Registered.

On July 6, 2026, the Company and Computershare Trust Company, N.A., as rights agent (the “Rights Agent”), entered into an amendment (the “Amendment”) to that certain Rights Agreement, dated as of February 3, 2025, between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment accelerates the expiration of the Rights under the Rights Agreement from the Close of Business (as such term is defined in the Rights Agreement) on February 2, 2027 to the Close of Business on July 6, 2026, and the Rights Agreement will terminate at such time. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.1 hereto and incorporated herein by reference.

In connection with the adoption of the Rights Agreement, on February 3, 2026, the Company filed a Certificate of Designations of Series A Preferred Stock with the Delaware Secretary of State setting forth the rights, powers and preferences of the Series A Preferred Stock issuable upon exercise of the Rights (the “Preferred Shares”). Promptly following the expiration of the Rights and the termination of the Rights Agreement, the Company will file a Certificate of Elimination (the “Certificate of Elimination”) with the Delaware Secretary of State eliminating the Preferred Shares and returning them to authorized but undesignated shares of the Company’s preferred stock. No Preferred Shares were issued and outstanding at the time of the filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is attached as Exhibit 3.1 hereto and incorporated herein by reference.

Item 2. Exhibits.

3.1	Certificate of Elimination of Series A Preferred Stock of Empery Digital Inc., dated July 6, 2026 (incorporated by reference to Exhibit 3.1 of the Current Report on Form 8-K filed by Empery Digital Inc. on July 6, 2026).

4.1	Rights Agreement, dated as of February 3, 2026, between Empery Digital Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Empery Digital Inc. on February 3, 2026).

4.2	Amendment No. 1, dated as of July 6, 2026, to Rights Agreement, dated as of February 3, 2026, between Empery Digital Inc. and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 of the Current Report on Form 8-K filed by Empery Digital Inc. on July 6, 2026).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Empery Digital Inc.

Date:	July 7, 2026	By:	/s/ Greg Endo
		Name:	Greg Endo
		Title:	Chief Financial Officer

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